SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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The Immune Response Corporation

(Name of Registrant as Specified In Its Charter)
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4)	Date Filed: , 2005

THE IMMUNE RESPONSE CORPORATION
5931 DARWIN COURT
CARLSBAD, CALIFORNIA 92008
(760) 431-7080
September 2, 2005
Dear Stockholder:
     You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of The Immune Response Corporation (the “Company”), which will be held on September 27, 2005, at 9:00 a.m., Eastern Time, at our offices at 680 Allendale Road, King of Prussia, Pennsylvania. The Board of Directors and management look forward to seeing you at the meeting. The Special Meeting is being called to seek stockholder approval of the following two proposals:
     1. The first proposal asks stockholders to approve, even though the number of shares of common stock so issued or issuable would exceed 20% of the Company’s previously outstanding common stock, the issuance of up to $15,000,000 worth of shares of the Company’s common stock pursuant to the Standby Equity Distribution Agreement dated July 15, 2005 between Cornell Capital Partners, LP (“Cornell Capital”) and the Company, the issuance of 725,353 shares of the Company’s common stock to Cornell Capital as a commitment fee, the issuance of 14,085 shares of the Company’s common stock pursuant to the Placement Agent Agreement dated July 15, 2005 between Monitor Capital, Inc. and the Company and the issuance of shares of the Company’s common stock and derivative securities overlying shares of the Company’s common stock (together, up to approximately 15,000,000 shares of the Company’s common stock) in connection with an August 4, 2005 bridge loan from Cornell Capital.
     2. The second proposal asks stockholders to ratify the appointment of Levitz, Zacks & Ciceric as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.
     Approval of Proposal 1 is imperative to the Company’s financial well-being. As described more fully in the accompanying Proxy Statement, we are seeking your approval of Proposal 1 for the purpose of complying with certain rules of the Nasdaq SmallCap Market.
     In the event we do not obtain approval of Proposal 1, the Board of Directors believes that essential sources of funding for the Company’s product development and continued financial viability will be lost. If the proposal is not approved, the Company will need to seek out other investors who, even if they agree to invest in the Company, may offer the Company less advantageous financing terms. In addition, the time consumed and costs incurred in finding these investors, if any, will put additional strain on our cash position.
     The Board of Directors unanimously recommends a vote FOR Proposals 1 and 2, as more fully described in the Proxy Statement.
     After reading the Proxy Statement carefully and in its entirety, please mark, date, sign and return, at an early date, the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE SPECIAL MEETING IN PERSON.
     Your prompt attention to these matters is greatly appreciated and we recommend that you vote FOR Proposals 1 and 2 described in the Proxy Statement.
Sincerely yours,
John N. Bonfiglio, Ph.D.
Chief Executive Officer

THE IMMUNE RESPONSE CORPORATION
Notice of Special Meeting of Stockholders
To be held September 27, 2005
To the Stockholders of The Immune Response Corporation:
     A Special Meeting of Stockholders (the “Special Meeting”) of The Immune Response Corporation, a Delaware corporation (the “Company”), will be held at the Company’s offices at 680 Allendale Road, King of Prussia, Pennsylvania on September 27, 2005, at 9:00 a.m., Eastern Time, for the following purposes:
     1. For purposes of complying with certain rules of the Nasdaq SmallCap Market, to approve, even though the number of shares of common stock so issued or issuable would exceed 20% of the Company’s previously outstanding common stock, the issuance of up to $15,000,000 worth of shares of the Company’s common stock pursuant to the Standby Equity Distribution Agreement dated July 15, 2005 between Cornell Capital Partners, LP (“Cornell Capital”) and the Company, the issuance of 725,353 shares of the Company’s common stock to Cornell Capital as a commitment fee, the issuance of 14,085 shares of the Company’s common stock pursuant to the Placement Agent Agreement dated July 15, 2005 between Monitor Capital, Inc. and the Company and the issuance of shares of the Company’s common stock and derivative securities overlying shares of the Company’s common stock (together, up to approximately 15,000,000 shares of the Company’s common stock) in connection with an August 4, 2005 bridge loan from Cornell Capital;
     2. To ratify the appointment of Levitz, Zacks & Ciceric as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005;
and to transact such other business as may properly come before the Special Meeting and any postponement or adjournment of the Special Meeting.
     Only stockholders of record at the close of business on August 30, 2005 (the “Record Date”) are entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the Special Meeting will be available for examination, for any purpose germane to the Special Meeting, during ordinary business hours at the Secretary’s office, 5931 Darwin Court, Carlsbad, California 92008. This list will also be available for inspection at the Special Meeting.
     The Board of Directors unanimously recommends a vote FOR approval of Proposals 1 and 2, as more fully described in the Proxy Statement.
     It is important that your shares be represented at this meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy. This will not limit your right to attend or vote at the meeting.
By Order of the Board of Directors
John N. Bonfiglio, Ph.D.
Chief Executive Officer
September 2, 2005

THE IMMUNE RESPONSE CORPORATION
5931 DARWIN COURT
CARLSBAD, CALIFORNIA 92008
PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 27, 2005
     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Immune Response Corporation, a Delaware corporation (the “Company,” “we” or “us”), of proxies in the accompanying form to be used at the Special Meeting of our stockholders to be held at our offices at 680 Allendale Road, King of Prussia, Pennsylvania, on September 27, 2005 at 9:00 a.m., Eastern Time, and any postponement or adjournment thereof (the “Special Meeting”).
     The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Special Meeting in accordance with the instructions therein. A stockholder who has given a proxy may revoke it at any time before it is exercised by filing with our Secretary a written revocation or a duly executed proxy bearing a later date or by voting in person at the Special Meeting. On the matters coming before the Special Meeting for which a choice has been specified by a stockholder on the proxy, the shares will be voted accordingly. If a proxy card is signed and returned and no choice is specified, the shares will be voted “FOR” approval of Proposals 1 and 2 referred to in the Notice of Special Meeting and described in this Proxy Statement.
     Only stockholders of record at the close of business on August 30, 2005 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date, we had [50,697,475] shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of the Record Date. On such Record Date, we had 688,146 shares of Series A Convertible Preferred Stock outstanding and entitled to vote. Each holder of Series A Convertible Preferred Stock is entitled to three votes for each share held as of the Record Date. The presence in person or by proxy of holders of a majority of our outstanding shares constitutes a quorum for the transaction of business at the Special Meeting.
     Approval of the proposals described in this Proxy Statement requires the affirmative vote of holders of a majority of shares present in person or represented by proxy at the Special Meeting and entitled to vote on the matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If a broker which is the record holder of shares indicates on a proxy that it does not have discretionary authority to vote on a particular proposal as to such shares, these non-voted shares will be counted for quorum purposes, but will not be deemed to be present or represented for purposes of determining whether stockholder approval of the proposal has been obtained.
     The Board of Directors unanimously recommends a vote for approval of Proposals 1 and 2 described in this Proxy Statement.
     Expenses for printing, mailing proxy materials and solicitation of proxies will be paid by us. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the common stock. In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers and other employees by personal interview, telephone, electronic mail or facsimile without additional compensation therefor.
     This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about September 2, 2005.

IMPORTANT
Please mark, sign and date the enclosed proxy and promptly return it in the enclosed postage-prepaid return envelope so that, whether or not you intend to be present at the Special Meeting, your shares can be voted. This will not limit your rights to attend or vote at the Special Meeting.

PROPOSAL 1
Approval for the Purposes of NASDAQ SmallCap Marketplace Rules 4350(i)(1)(A) and
4350(i)(1)(D) of the Issuance of up to $15,000,000 worth of Common Stock Pursuant to the
Standby Equity Distribution Agreement Dated July 15, 2005 between Cornell Capital and the Company, the Issuance of 725,353 Shares of Common Stock Pursuant to the Placement Agent Agreement Dated July
15, 2005 between Monitor Capital, Inc. and the Company, the Issuance of 14,085 Shares of Common
Stock as a Commitment Fee to Cornell Capital and the Issuance of Common Stock and Derivative
Securities Overlying Shares of Common Stock (Together, up to Approximately 15,000,000 Shares of
Common Stock) in Connection with an August 4, 2005 Bridge Loan from Cornell Capital
General
     On July 15, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP (“Cornell Capital”) to support the continued development of our product candidates. Under the agreement, Cornell Capital has committed to provide up to $15 million of funding to be drawn down over a 24-month period at our discretion. The maximum amount of each drawdown is $500,000, and there must be at least five trading days between drawdowns.
     Under the Standby Equity Distribution Agreement, each drawdown is actually a sale by us to Cornell Capital of newly-issued common stock, in the quantity required to equate to the desired cash proceeds. Cornell Capital will pay us 97% of, or a 3% discount to, the lowest daily volume weighted average price of our common stock during the five consecutive trading day period immediately following the date we notify Cornell Capital that we desire to access the Standby Equity Distribution Agreement. In addition, Cornell Capital will retain 5% of each cash payment under the Standby Equity Distribution Agreement. We also issued 725,353 shares of common stock to Cornell Capital under the Standby Equity Distribution Agreement as a one-time commitment fee. We have registered for resale, on Form S-1, the shares of common stock issued and issuable to Cornell Capital Partners under the Standby Equity Distribution Agreement (collectively, the “SEDA Shares”).
     We engaged Monitor Capital, Inc., a registered broker-dealer, to act as placement agent in connection with the Standby Equity Distribution Agreement. We paid Monitor Capital, Inc. 14,085 shares of common stock on July 15, 2005, as a fee under a Placement Agent Agreement (the “Placement Agent Shares”).
     On August 4, 2005, we entered into a Securities Purchase Agreement with Cornell Capital in connection with a short-term bridge loan from Cornell Capital. We borrowed $1,000,000 in cash from Cornell Capital under the bridge loan on August 4, 2005. The outstanding principal balance must be repaid in equal monthly installments beginning in October 2005 and ending on August 4, 2006 and bears 12% interest per annum, payable monthly. The principal amount of the bridge loan is convertible at the option of Cornell Capital at a conversion price of $0.6315 per share into 1,583,531 shares of common stock (the “Bridge Loan Shares”). In some circumstances the conversion price can be reduced to $0.1579 in the case of an event of default or decreased by the operation of a ratchet-type antidilution provision. We also issued warrants to purchase 500,000 shares of common stock, exercisable for 5 years at an exercise price of $0.924 per share, to Cornell Capital (the “Bridge Loan Warrants”). In some circumstances the number of warrant shares can be increased, and the exercise price decreased, by the operation of a ratchet-type antidilution provision.
     The bridge loan is secured by substantially all of our assets and our pledge of 4,959,705 shares of common stock. We are also obligated, assuming stockholder approval of this Proposal 1, to pledge an additional 9,326,000 shares of common stock (together with the 4,959,705 shares pledged, the “Pledge Shares”). Until we do, our obligations under the bridge loan will be further secured by a pledge to Cornell Capital of 6,000,000 shares of our common stock from Cheshire Associates LLC (“Cheshire”), an affiliate of our director and principal stockholder Mr. Kevin Kimberlin. The pledge of the Cheshire shares will be released upon satisfaction of all of our obligations under the bridge loan, or upon the satisfaction of the following conditions: (i) stockholder approval of this Proposal 1; (ii) our entry into an agreement to pledge the additional 9,326,000 Pledge Shares to Cornell Capital and (iii) the absence of any event of default with respect to the bridge loan.
     As an inducement for Cheshire to pledge the 6,000,000 shares to Cornell Capital, we have agreed to issue warrants to purchase shares of common stock to Cheshire. The warrants are exercisable at any time between August

2005 and August 2010 at an exercise price of $0.78 per share for that number of shares equal to 2,000 times the number of days that Cheshire’s shares remain pledged to Cornell Capital (the “Cheshire Warrants,” and collectively with the Bridge Loan Shares, the Bridge Loan Warrants and the Pledge Shares, and any further underlying shares which may become issuable as a result of future antidilution adjustments or default conversion rates, the “Bridge Loan Securities”).
     We have agreed to register the Bridge Loan Shares and the common stock underlying the Bridge Loan Warrants for resale on Form S-3.
     The closing sale price of our common stock on July 15, 2005 was $0.72. The closing sale price of our common stock on August 4, 2005 was $0.78. The closing sale price of our common stock on August 15, 2005 was $0.62.
Why We Need Stockholder Approval
     Because our common stock is traded on the Nasdaq SmallCap Market (“Nasdaq”), we are subject to certain Nasdaq rules. The Board of Directors has submitted this proposal to the stockholders for approval because under the applicable Nasdaq rules, the full issuance by us of the SEDA Shares, the Placement Agent Shares and the Bridge Loan Securities requires stockholder approval, and because accordingly the Standby Equity Distribution Agreement sharply restricts our right to sell shares under such Agreement unless and until we obtain such stockholder approval. Without such stockholder approval, we can sell no more than approximately 3,600,000 shares under the Standby Equity Distribution Agreement, and ___of those shares were sold on August 18, 2005.
The Insider Rule
     Under Nasdaq Rule 4350(i)(1)(A) (the “Insider Rule”), companies whose securities are traded on Nasdaq must obtain stockholder approval of a plan or arrangement under the following paragraph:
“when a stock option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees, or consultants, except for: (i) warrants or rights issued generally to all security holders of the company or stock purchase plans available on equal terms to all security holders of the company...; or (ii) tax qualified, non-discriminatory employee benefit plans (e.g., plans that meet the requirements of Section 401(a) or 423 of the Internal Revenue Code) or parallel nonqualified plans ... ; or plans that merely provide a convenient way to purchase shares on the open market or from the issuer at fair market value; or (iii) plans or arrangements relating to an acquisition or merger ... ; or (iv) issuances to a person not previously an employee or director of the company, or following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with the company....”
     We are uncertain as to whether the Insider Rule would apply here. However, it is possible that Nasdaq would interpret the term “equity compensation arrangement” to apply to the issuance of the Cheshire Warrants so as to trigger the Insider Rule. Accordingly, we are seeking the ratification and approval by our stockholders of the issuance of the Cheshire Warrants to satisfy the Insider Rule.
     Our director and controlling stockholder, Mr. Kevin Kimberlin, controls Cheshire and may therefore be deemed to be an “interested director” with respect to the issuance of the Cheshire Warrants. In addition, the shares of common stock underlying the Cheshire Warrants will be issued upon exercise at a price of $0.78 per share, which may be deemed to be a discount to the prevailing market value of our common stock from time to time; and the value of the warrants issued to Cheshire to induce it to pledge 6,000,000 shares of our common stock is arguably more than the value of the pledge. Section 144(a) of the Delaware General Corporation Law provides that a transaction between a corporation and any entity in which one or more of the corporation’s directors or officers has a financial interest will not be voidable solely because of the director’s or officer’s interest if the material facts of the director’s or officer’s interest and as to the transaction are disclosed or are known to the stockholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the stockholders. Accordingly, we are also seeking ratification and approval by our stockholders of the issuance of the Cheshire Warrants to satisfy Section 144(a) of the Delaware General Corporation Law.

     The 20% Rule
     Under Nasdaq Rule 4350(i)(1)(D) (the “20% Rule”), companies whose securities are traded on Nasdaq must obtain stockholder approval for the issuance of securities in a private offering of common stock or in a series of related offerings at a price less than the greater of the book or market value per share of the stock, if the issuance amounts to 20% or more of the common stock or 20% or more of the voting power of a company outstanding before the issuance. Because the SEDA Shares will be issued at a price equal to 97% of, or a 3% discount to, the lowest daily volume weighted average price (“VWAP”) of our common stock as quoted by Bloomberg, LP during the five consecutive trading day period immediately following the date that we notify Cornell Capital that we desire to access the Standby Equity Distribution Agreement, and because Cornell Capital will retain 5% of each cash payment under the Standby Equity Distribution Agreement, the SEDA Shares will be issued at a price below market value. In addition, because the $0.6315 per share conversion price of the Bridge Loan Shares is lower than the market price of our common stock on August 4, 2005, the Bridge Loan Shares may also be deemed to be issued at a price below market value. Furthermore, the Placement Agent Shares, the Pledge Shares and the shares of common stock issuable upon exercise of the Bridge Loan Warrants and the Cheshire Warrants may be deemed to be issued in a series of offerings related to the issuance of the SEDA Shares and the Bridge Loan Shares. Accordingly, we are seeking stockholder approval of the issuance of all of the SEDA Shares, the Placement Agent Shares and all of the Bridge Loan Securities for purposes of the 20% Rule.
     As of July 15, 2005 prior to the SEDA transaction, we had issued and outstanding 49,846,544 shares of common stock. Assuming a VWAP of $0.75 and a corresponding effective purchase price per share of $0.7275, the SEDA Shares represent approximately 42.8% of our outstanding shares. If the VWAP and the corresponding effective purchase price were lower, the SEDA Shares would represent an even higher percentage of our outstanding shares. The SEDA Shares, together with the Placement Agent Shares and all of the Bridge Loan Securities (assuming the exercise in full of all warrants), would far exceed 20% of our outstanding common stock. Based on the above assumption, the total percentage could be approximately 72% or more. (And the percentage would be even higher in the event that, in the future, we issue securities at prices which trigger the antidilution adjustment provisions of the Bridge Loan Securities, or if an event of default occurs under the bridge loan and the default conversion rate becomes applicable.)
     The ratification and approval sought under this proposal will be effective to satisfy the required stockholder approval under the 20% Rule. Therefore, we are seeking the ratification and approval by our stockholders of the issuance and sale of all of the SEDA Shares, the Placement Agent Shares and the Bridge Loan Securities to satisfy the 20% Rule.
Impact if Stockholder Approval is Not Obtained
     A failure by us to obtain stockholder approval of the transactions described in this proposal may have a material adverse effect on us. These material adverse effects may include, among other things:
•	our inability to access the Standby Equity Distribution Agreement more than to the extent of selling approximately 3,600,000 shares (of which ___shares were sold on August 18, 2005);

•	our needing, in order to avoid running out of cash almost immediately, to secure alternative sources of financing which, even if available, would likely be on terms substantially less favorable to us; and

•	our becoming insolvent.
     Any or all of these events, in turn, would result in a catastrophically adverse effect on our liquidity and cash flows and on our ability to continue as a going concern. Before entering into the Standby Equity Distribution Agreement and bridge loan transactions, we diligently sought other financing alternatives; we did not succeed in finding any such alternatives.
     In addition, if our stockholders do not approve this Proposal 1, the issuance of the Cheshire Warrants could violate the Insider Rule, and we would have to take whatever steps are necessary in order to ensure that the issuance of the Cheshire Warrants comply with the Insider Rule. These steps could include any necessary revisions to the terms of the Cheshire Warrants, which could in turn affect Cheshire’s willingness and/or ability to keep its shares pledged to Cornell Capital under the current terms of the bridge loan; or, failing that, to do whatever is required to remedy any remaining noncompliance.

Factors Affecting Current Stockholders
     While the Board of Directors has unanimously approved the issuance of all of the SEDA Shares, the Placement Agent Shares and all of the Bridge Loan Securities and has resolved that these transactions are in the best interests of the Company and its stockholders, our stockholders should consider the following possible factors as well as other information contained in the Proxy Statement in evaluating this Proposal 1.
     Effect of Actual and Potential Issuance of Common Stock Below Market Price. The SEDA Shares and the Bridge Loan Shares are priced below the market value of our common stock. The actual and potential issuance of the SEDA Shares and the Bridge Loan Shares has had, and could in the future have, a depressive effect on the market price of our common stock by increasing the amount of shares of common stock outstanding. Such downward pressure could encourage short sales by certain investors, which could place further downward pressure on the price of the common stock. In addition, antidilution adjustments to the Bridge Loan Securities and default conversion rates could further increase the number of underlying shares of common stock issuable.
     Dilution. The issuance of the various shares of common stock described in this proposal would substantially and significantly dilute the ownership interests and proportionate voting power of the existing holders of common stock. Adjustments to the conversion rate of the bridge loan and the exercise prices of the Bridge Loan Warrants and Cheshire Warrants could further dilute the ownership interests and voting power of existing stockholders.
     Significant Stockholders. Cornell Capital would, upon issuance of all of the SEDA Shares and Bridge Loan Shares and exercise of the Bridge Loan Warrants, become a significant beneficial owner of our common stock. Indeed, Cornell Capital has already acquired a significant beneficial ownership position from the issuance of SEDA Shares and Bridge Loan Securities to date, and as such, will have significant voting power with respect to its shares. In addition, the Cheshire Warrants, if exercised, would further increase the voting power of Cheshire, which together with its affiliates, controls approximately 46.4% of our common stock. As a result, Cornell Capital may be able to affect, and Cheshire may increase its ability to affect, the outcome of matters brought before the stockholders, including a vote for the election of directors, and the approval of mergers and other business combination transactions.
Dissenters’ Rights of Appraisal
     Delaware law does not provide for appraisal rights with respect to the matters to be acted upon pursuant to this Proposal 1.
Vote Required
     Under the Nasdaq Rules, the minimum vote which will constitute stockholder approval of this proposal for the purposes of the Insider Rule and the 20% Rule is the affirmative vote of a majority of the total votes present in person or represented by proxy at the Special Meeting with respect to Proposal 1.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 1.

PROPOSAL 2
Ratification of Appointment of Independent Registered Public Accounting Firm
     The Audit Committee of our Board of Directors has appointed Levitz, Zacks & Ciceric (“Levitz”) to serve as our independent registered public accounting firm for the year ending December 31, 2005. This appointment is subject to reconsideration by the Audit Committee if our stockholders do not approve this proposal to ratify the appointment.
     Levitz has served as our independent registered public accounting firm since September 2004. Representatives of Levitz are not expected to be present at the Special Meeting; and if they are not present they would have no opportunity to make a statement and would not be available to respond to questions from stockholders.
Audit Fees
     The following table sets forth the aggregate fees billed to us for the fiscal year ended December 31, 2004, by Levitz since their appointment in September 2004:

			2004
Audit Fees	(a	)	$90,823
Audited Related Fees			$—
Tax Fees			$6,052
All Other Fees			$—

(a)	Levitz’s fees for auditing services for the fiscal year ended December 31, 2004 and one quarterly review during the year ended December 31, 2004.
     All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Levitz was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Outside Auditor Independence Policy provides for pre-approval of audit, audit-related and tax services specifically described by the Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. No fees were approved under the Regulation S-X Rule 2.01(c)(7)(i)(C) exceptions to the pre-approval requirement.
     The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2004 and 2003, by our former principal accounting firm, BDO Seidman, LLP (“BDO”):

			2004			2003
Audit Fees	(a	)	$25,091	(a	)	$121,006
Audited Related Fees	(b	)	$44,715	(b	)	$152,600
Tax Fees			$33,577			$8,741
All Other Fees			$—			$—

(a)	BDO’s fees for auditing services for the fiscal year ended December 31, 2003 and quarterly reviews for the year ended December 31, 2003 and two quarterly reviews during the year ended December 31, 2004.

(b)	Audit Related Fees for the years ended 2004 and 2003 include services rendered for the annual audit of our 401(k) Plan and services required for the filing of various registration statements of our common stock with the Securities and Exchange Commission.
     All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by BDO was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Outside Auditor Independence Policy provides for pre-approval of audit, audit-related and tax services specifically described by the Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. No fees were approved under the Regulation S-X Rule 2.01(c)(7)(i)(C) exceptions to the pre-approval requirement.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
On September 15, 2004, we notified BDO of its dismissal as our independent registered public accounting firm and appointed Levitz for the fiscal year ended December 31, 2004 as our new independent registered public accounting firm. The decision to dismiss BDO and to retain Levitz was approved by our Board of Directors at its meeting on September 15, 2004 based upon the recommendation of the Audit Committee. The appointment was effective immediately.
The reports of BDO on our consolidated financial statements for the years ended December 31, 2002 and 2003 did not contain any adverse opinion, or disclaimer of opinion, nor were they qualified or modified as to audit scope or accounting principles. However, BDO’s report included an explanatory paragraph noting our limited liquid resources, recurring losses from operations and our need to raise additional capital, all of which raised substantial doubt about our ability to continue as a going concern.
In connection with its audits of our consolidated financial statements for the years ended December 31, 2002 and 2003, and through the subsequent interim periods, there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused it to make reference thereto in its reports. There were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
During the fiscal years ended December 31, 2002 and 2003 and the period from the end of fiscal 2003 to the date of appointment of Levitz, neither we nor anyone acting on our behalf consulted with Levitz with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.
Vote Required
The affirmative vote of a majority of the total votes present in person or represented by proxy at the Special Meeting with respect to Proposal 2 is required to approve this Proposal 2.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information, as of August 12, 2005, as to shares of our common stock and Series A Convertible Preferred Stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock or Series A Convertible Preferred Stock, (ii) each of our directors, (iii) each executive officer named in the Summary Compensation Table set forth in the proxy statement for our 2005 annual meeting of stockholders and (iv) all of our current directors and executive officers as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. Unless otherwise indicated, the business address of each individual is c/o 5931 Darwin Court, Carlsbad, California 92008.

			Series A Convertible
	Common Stock		Preferred Stock
	Shares	Percentage	Shares	Percentage
	Beneficially	Beneficially	Beneficially	Beneficially
Name and address of beneficial owner	Owned (1)	Owned (2)	Owned (1)	Owned (2)
Kevin B. Kimberlin (3)(4)(5)	36,556,189	46.4%	688,146	100%
John N. Bonfiglio (5)	982,169	1.9%
Robert E. Knowling, Jr. (5)	—	*
James B. Glavin (5)	400,967	*
Martyn Greenacre (5)	226,575	*
Michael K. Green (5)	465,777	*
David P. Hochman (5)	555,325	1.1%
Bjorn K. Lydersen (5)	284,285	*
Kevin L. Reilly (5)	197,575	*
Alan S. Rosenthal (5)	349,193	*
Georgia Theofan (5)	230,440	*
All current directors and executive officers as a group (10 persons) (6)	39,964,210	48.7%	688,146	100%

*	Less than 1%.

(1)	To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.

(2)	Percentage ownership is based on 50,697,475 shares of our common stock and 688,146 shares of our Series A Convertible Preferred Stock outstanding as of August 12, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or the SEC, based on voting and investment power with respect to shares. Shares of our common stock subject to options, preferred stock, notes or warrants currently exercisable or convertible, or exercisable or convertible within 60 days after August 12, 2005, are deemed outstanding for computing the percentage ownership of the person holding beneficial ownership of those securities, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	The address of the principal place of business of Cheshire Associates, LLC, an entity that is affiliated with Mr. Kimberlin, is c/o Spencer Trask Ventures, Inc. (“STVI”), 535 Madison Avenue, 18th Floor, New York, New York 10022.

(4)	Mr. Kimberlin’s spouse held 8,750 shares of our common stock; a retirement account for the benefit of Mr. Kimberlin held 4,000 shares of our common stock; Kimberlin Family Partners, L.P., a Colorado limited partnership, of which Mr. Kimberlin is the general partner, held 56,979 shares of our common stock; and Kevin Kimberlin Partners, L.P, of which the general partner is KKP Management LLC, a Nevada limited liability company, of which Mr. Kimberlin is the managing member, held 448,717 shares of our common stock. Additionally, Mr. Kimberlin can be deemed to be the beneficial owner of: (a) 7,542,778 shares of common stock held by Cheshire, (b) 9,833,335 shares of common stock issuable upon exercise of warrants held by Cheshire, (c) 8,201,325 shares of common stock issuable to Cheshire upon conversion of convertible secured promissory notes held by Cheshire, (d) 278,373 shares of common stock issuable to STVI upon the exercise of the Placement Agent Unit Purchase Option, (e) 278,373 shares of common stock issuable to STVI upon the exercise of the Class A Warrants issuable upon the exercise of the Placement Agent Unit Purchase Option, (f) 278,373 shares of common stock issuable to STVI upon the exercise of the Class B Warrants issuable upon the exercise of the Class A Warrants, (g) 1,774,888 shares of common stock issuable to Cheshire upon the exercise of the Class B Warrants, (h) 14,125 shares of common stock issued to Spencer Trask & Co. in connection with the Unit Offering, (i) 21,186 shares of common stock issued to Spencer Trask & Co. in connection with the exercise of 14,124 Class A Warrants (j) 14,125 shares of common stock issuable to Spencer Trask & Co. upon the exercise of the Class B Warrants, (k) 342,857 shares of common stock issued to the Spencer Trask Illumination Fund in connection with the April 2004 Private Placement, (l) 102,857 shares of common stock issuable to the Spencer Trask Illumination Fund in connection with the exercise of private placement Warrants, (m) 6,193,314 shares of common stock issuable to Cheshire upon conversion of the 688,146 shares of Series A Convertible Preferred Stock held by Cheshire, (n) 688,146 shares of Series A Convertible Preferred Stock owned by Cheshire and (o) 110,000 shares of common stock in connection with the exercise of an estimated number of Cheshire Warrants to be issued through September 27, 2005.

(5)	The amounts shown include the following shares which may be acquired under stock options currently or within 60 days after August 12, 2005: Mr. Kimberlin, 363,688 shares; Dr. Bonfiglio, 949,959 shares; Mr. Knowling, 0 shares; Mr. Glavin, 354,754 shares; Mr. Greenacre, 226,575 shares; Mr. Green, 439,287 shares; Mr. Hochman, 126,575 shares; Mr. Lydersen, 275,000 shares; Mr. Reilly, 197,575 shares; Dr. Rosenthal, 349,193 shares; and Dr. Theofan, 206,200 shares.

(6)	Includes an aggregate of 3,213,806 shares which may be acquired by current directors and officers currently or within 60 days after August 12, 2005 pursuant to the exercise of options, and an aggregate of 28,181,859 shares which may be acquired by current directors and officers currently or within 60 days after August 12, 2005 pursuant to the exercise of warrants and the Unit Placement Agent Options, UPO’s, and conversion of promissory notes or the Series A Convertible Preferred Stock.

STOCKHOLDER PROPOSALS FOR ANNUAL PROXY STATEMENT
     Proposals of stockholders submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be presented for consideration at our 2006 Annual Meeting of Stockholders must be received by the Company not later than January 15, 2006, in order to be considered for inclusion in our proxy materials for that meeting.
     Our bylaws also establish an advance notice procedure with respect to certain stockholder proposals. If a stockholder wishes to have a stockholder proposal considered at our next annual meeting, the stockholder must give timely notice of the proposal in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices, not less than 120 calendar days before the anniversary of the date our proxy statement is released to stockholders in connection with the previous year’s annual meeting; provided, however, if we did not hold an annual meeting the previous year or if the date of the current year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline shall be a reasonable time before we begin to mail and print our proxy materials. Our proxy statement in connection with the 2005 Annual Meeting of Stockholders was released to stockholders on May 6, 2005.
OTHER MATTERS
     We know of no other business that will be presented at the Special Meeting. If any other business is properly brought before the Special Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.
     Whether you intend to be present at the Special Meeting or not, we urge you to return your signed proxy promptly.
By Order of the Board of Directors
John N. Bonfiglio, Ph.D.
Chief Executive Officer
September 2, 2005

THE IMMUNE RESPONSE CORPORATION
5931 DARWIN COURT
CARLSBAD, CALIFORNIA 92008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder of The Immune Response Corporation (the “Company”) acknowledges receipt of Notice of the Special Meeting of Stockholders and Proxy Statement, each dated September 2, 2005, and the undersigned revokes all prior proxies and appoints John N. Bonfiglio and Michael K. Green, or each of them, proxyholders for the undersigned to vote all shares of Common Stock and/or Series A Convertible Preferred Stock of the Company which the undersigned would be entitled to vote at the Special Meeting of Stockholders to be held at 680 Allendale Road, King of Prussia, Pennsylvania, at 9:00 a.m. Eastern Time on September 27, 2005, and any postponement or adjournment thereof, and instructs said proxyholders to vote as follows:
1. For purposes of complying with certain rules of the Nasdaq SmallCap Market, to approve, even though the number of shares of common stock so issued or issuable would exceed 20% of the Company’s previously outstanding common stock, the issuance of up to $15,000,000 worth of shares of the Company’s common stock pursuant to the Standby Equity Distribution Agreement dated July 15, 2005 between Cornell Capital Partners, LP (“Cornell Capital”) and the Company, the issuance of 725,353 shares of the Company’s common stock to Cornell Capital as a commitment fee, the issuance of 14,085 shares of the Company’s common stock pursuant to the Placement Agent Agreement dated July 15, 2005 between Monitor Capital, Inc. and the Company and the issuance of shares of the Company’s common stock and derivative securities overlying shares of the Company’s common stock (together, up to approximately 15,000,000 shares of the Company’s common stock) in connection with an August 4, 2005 bridge loan from Cornell Capital:

☐ FOR	☐ AGAINST	☐ ABSTAIN
2. To ratify the appointment of Levitz, Zacks & Ciceric as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005:

☐ FOR	☐ AGAINST	☐ ABSTAIN
3. To the extent allowed by applicable law, the proxyholders are authorized to vote in their discretion upon such other business as may properly come before the meeting.
This proxy will be voted in accordance with the specifications made. If this proxy is signed and no specifications are made, this proxy will be voted FOR proposals 1 and 2.

THE IMMUNE RESPONSE CORPORATION BOARD OF DIRECTORS PROXY SPECIAL MEETING OF STOCKHOLDERS SEPTEMBER 27, 2005

Dated this day of September, 2005

(Signature of Stockholder)

(Signature of Stockholder)

Please sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder must sign.
Please Mark, Sign, Date and Mail This Proxy Card Promptly, Using the Enclosed Envelope.